701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports First Quarter Fiscal Year 2011 Financial Results

Management Expects Continued Growth at International Operations

RONKONKOMA, NY -- June 14, 2010 -- Lakeland Industries, Inc. (NASDAQ: LAKE) today announced financial results for its first quarter fiscal year 2011 ended April 30, 2010.

Financial Results Highlights and Recent Company Developments

▪	Revenue of $25.4 million in Q1FY11 at highest level in 6 quarters
▪	International expansion efforts drive non-US revenue growth and improved market share
▪	Revenues from outside the US were 39% of total in Q1FY11 as compared with 28% for Q1FY10
▪	International Growth
o	Brazil acquisition added:
▪	$2.9 million of sales in Q1FY11
▪	Gross margin of 49.4% for Q1FY11
o	Stage set for further market expansion with strategically positioned global manufacturing facilities and enhanced product lines
▪	Sales of disposable products in North America declined by 8% in Q1FY11 compared with prior year periods due to continued depressed economy, particularly in the automotive supply chain
▪	Despite weakness in US sales during Q1FY11, the US Glove Division increased sales by 61.7% over Q1FY10, driven by Indian glove product finally gaining traction
▪	Gross margin improves due to contributions from international operations
▪	Operating expenses increased largely due to:
o	Additional SG&A in China resulting from $1.2 million increase in external sales from China
o	Foreign exchange losses mainly from unhedged losses against the Euro in China
o	Increased operating expenses in Brazil, largely sales personnel and related staff to support growth initiatives
▪	Effective inventory control and cash management initiatives resulted in $4.6 million reduction of bank debt at 4/30/10 from 1/31/10
▪	Cash position increased by 12% to $5.7 million at end of Q1FY11 from beginning of fiscal year
▪	New leadership for Brazil operations; VAT tax issue arises from dispute between two states
▪	Charge of $1.6 million has been taken as a result of VAT tax expense in Brazil relating to periods prior to the acquisition by Lakeland.

First Quarter Fiscal Year 2011 Financial Results

Net Sales. Net sales increased $1.4 million, or 5.8% to $25.4 million for the three months ended April 30, 2010, from $24.0 million for the three months ended April 30, 2009.  The net increase was due to an increase of $3.1 million in foreign sales, offset by a $1.7 million decrease in domestic sales. External sales from China increased by $1.2 million, or 63.6% driven by sales to the new Australian distributor. Canadian sales increased by $0.5 million, or 37.6%, UK sales increased by $0.4 million or 51.5%, Chile sales increased by $0.1 million, or 19%. US domestic sales of disposables decreased by $1.1 million, chemical suit sales decreased by $0.4 million, wovens increased by $0.1 million, reflective sales decreased by $0.3 million and glove sales increased by $0.2 million. Sales in Brazil increased $0.3 million, an increase of 10.4%.

Gross Profit. Gross profit increased $0.4 million or 6.5% to $6.4 million for the three months ended April 30, 2010, from $6.0 million for the three months ended April 30, 2009. Gross profit as a percentage of net sales increased to 25.2% for the three months ended April 30, 2010, from 25.1% for the three months ended April 30, 2009. Major factors driving the changes in gross margins were:

☐
Disposables gross margin declined by 3.5 percentage points in Q1 this year compared with Q1 last year. This decline was mainly due to higher priced raw materials and a very competitive pricing environment coupled with lower volume.

☐	Brazil’s gross margin was 49.4% in Q1 this year compared with 46.6% in Q1 last year. This increase was largely due to the volume provided by a larger bid contract this year.
☐	Continued gross losses of $0.1 million from India in Q1 FY11.
☐	Chemical division gross margin declined 5.7 percentage points resulting from lower volume and sales mix
☐	Canada gross margin increased 6.7 percentage points due to higher volume and favorable exchange rates.

Operating Expenses. Operating expenses increased $0.8 million, or 14.7% to $6.1 million for the three months ended April 30, 2010, from $5.3 million for the three months ended April 30, 2009.  As a percentage of sales, operating expenses increased to 24.1% for the three months ended April 30, 2010 from 22.2% for the three months ended April 30, 2009.  The $0.8 million increase in operating expenses in the three months ended April 30, 2010 as compared to the three months ended April 30, 2009 were comprised of:

☐	($0.1) million in reduced officer salaries resulting from cost cut-backs, along with related reduction in payroll taxes and employee benefits.
☐	($0.1) million reduction in professional and consulting fees resulting from cost cut backs.
☐	($0.1) million reduction in equity compensation resulting from the 2009 restricted stock plan treated at the zero performance level for the time being.
☐	$0.1 million in increased sales commissions resulting from higher volume.
☐	$0.1 million miscellaneous increases.
☐	$0.1 million increase in the self insured medical insurance program resulting from unfavorable experience in the current year.
☐	$0.1 million in inventory contributions made to the Chilean earthquake relief effort.
☐
$0.1 million increase in Delaware Franchise Taxes. This is a result of the increase in total assets in prior years resulting from prior inventory buildup and the Brazil acquisition. It is anticipated the cost for this tax will be greatly reduced going forward.

☐	$0.2 million increase in foreign exchange costs resulting from unhedged losses against the Euro in China.
☐
$0.2 million in increased operating costs in China were the result of the large increase in direct international sales made by China that are now allocated to SG&A costs although previously allocated to cost of goods sold.

☐	$0.2 million of increased operating expenses in Brazil mainly resulting from increased sales personnel and support staff due to recent and anticipated growth.

Operating profit. Operating profit decreased 57% to $0.3 million for the three months ended April 30, 2010 from $0.7 million for the three months ended April 30, 2009.  Operating margins were 1.1% for the three months ended April 30, 2010 compared to 2.8% for the three months ended April 30, 2009. The lower operating profit and operating margin in the first quarter of fiscal 2011 are the result of higher gross profits offset by increased operating expenses which in large part reflect the Company’s international growth initiatives and foreign currency exchange rate costs.

Interest Expenses.  Interest expenses decreased by $0.1 million for the three months ended April 30, 2010 as compared to the three months ended April 30, 2009 due to lower borrowing levels outstanding.

Income Tax Expense.  Income tax expenses consist of federal, state, and foreign income taxes.  Income tax expenses decreased $0.4 million, or 105%, to $0.0 million for the three months ended April 30, 2010 from $0.4 million for the three months ended April 30, 2009.  The Company’s effective tax rate was 81.5% for the three months ended April 30 2009. The effective tax rate for Q1FY10 was affected by a $350,000 allowance against deferred taxes resulting from the India restructuring, losses in India and UK with no tax benefit, tax benefits in Brazil resulting from government incentives and goodwill write-offs, and credits to prior year’s taxes in the US not previously recorded. The Company’s effective tax rate for Q1 FY11 reflects goodwill write-offs in Brazil and tax benefits from India resulting from “check the box” in the U.S., and a $1.6 million charge for VAT tax expense in Brazil relating to periods prior to the acquisition by Lakeland in May 2008. It is important to note that any collections of further escrow monies, indemnification collections from the selling shareholders and any potential negligence suits against responsible third parties will be booked as profits negating this quarter’s write-off of $1.6 million

 At the end of the first quarter, the Company recorded adjustments to its balance sheet relating to a VAT tax issue for its subsidiary in Brazil.  These adjustments pertain to jurisdictional taxes paid from 2004-2009 occurring primarily prior to Lakeland’s acquisition of the business which have recently been audited and put into dispute by local Brazilian authorities.  Through an amnesty payment program, Lakeland believes it will recoup a significant portion of taxes paid through credits against future taxes due.  The Company also intends to offset taxes paid in the VAT tax reconciliation with funds set aside in escrow as part of the acquisition in May 2008 for contingencies such as this.  To date, $0.55 million from the escrow has been released and Lakeland will file a claim against an additional amount of approximately $1 million.  In accordance with GAAP, the Company has reflected the above items on its balance sheet as follows:

		(R$ millions)	US$ millions
Current assets	Prepaid taxes	2.1	1.1
Current assets	Escrow received	1.0	0.5
Current liabilities	Taxes due	3.5	1.9
Non-current assets	Deferred taxes	3.5	1.9
Long-term Liabilities	Taxes payable	6.0	3.3

There is an additional exposure for 2007-2009 in the amount of approximately $3.3 million.  Lakeland intends to apply for amnesty and make any necessary payments upon the forthcoming amnesty periods imposed by the local Brazilian authorities. Of this $3.3 million exposure, $1.9 million is eligible for future credit. The $1.4 million balance is subject to indemnification from the Seller and the Company intends to pursue this claim.

Further to the operations in Brazil, in May 2010 Lakeland promoted an executive within the subsidiary to replace two leading members of the management team who had been terminated for cause.  A charge of $200,000 will be taken in the second quarter for expenses relating to the management terminations, and other separation actions are being taken by Lakeland.  Details of the VAT tax adjustment and leadership changes are discussed in the Company’s first quarter fiscal year 2011 filing with the Securities and Exchange Commission under form 10-Q.

Net Income.  Net income decreased to a loss of $1.3 million for the three months ended April 30, 2010 from net income of $0.1 million for the three months ended April 30, 2009. The decrease in net income primarily resulted from the $1.6 million charge for VAT tax expense in Brazil.  Excluding the Brazilian VAT tax expense, the Company would have reported net income of $0.2 million in the first quarter of fiscal 2011, a 143% increase as compared to the same period in fiscal 2009.  The improved profitability before VAT tax expense reflects an increase in sales, higher gross margin contributions from an expanding base of international revenues, and favorable tax benefits, partially offset by higher operating expenses which in large part reflect the Company’s international growth strategy.

Management’s Comments

Commenting on the financial results, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “We are pleased to report an improvement in consolidated revenues and gross margin for the first quarter of fiscal 2011.  Upon reporting our year end results, we had anticipated a softer first quarter due to several larger contracts and certain seasonality issues.  The improved performance was driven by continued growth from our international operations which generally deliver higher margins than our domestic sales.

“Since the end of the first quarter, a few events have occurred which we believe bode well for Lakeland Industries for the immediate and longer terms.  The first event is the Gulf of Mexico oil spill.  There appears to be minimal if any progress being made to contain the spill.  As we have stated, in times of natural disaster, there typically is large and urgent need for the environmental, protective and safety apparel which we manufacture and distribute globally.  Although we have increased production of these types of products at our facilities around the world to meet the substantial increase in demand for oil spill containment and remediation purposes, we are presently capacity constrained and the back orders are mounting.  We are also experiencing severe stockout conditions as a result of our winding down inventory levels in anticipation of the EI DuPont de Nemours & Co. (“DuPont”) transition.

“Reflecting the pick up in demand globally as the recession had abated with economic and industrial growth returning in many corners of the world, during the first quarter we had already begun to see our manufacturing capacity become challenged.   As a result, we had anticipated sales growth in the second quarter and thereafter.  The requirements pertaining to the Gulf of Mexico oil spill are incremental to this anticipated growth.

“Later in the year, we expect our manufacturing capacity to be realigned as a result of a second event.  In May we disclosed a new agreement with DuPont relating to our licensing and production of garments using their material.  Lakeland Industries was recently named one of what is expected to be a limited number of wholesale distributors for the sale of DuPont garments in the United States.  To this end, we will remain a supplier to our existing customers and we will have additional marketing opportunities domestically.  DuPont will supply us with finished goods, which means that, except for custom orders, we will no longer be purchasing from DuPont the raw materials that are made into the garments, nor will we be required to hold such large quantities of raw materials, work in progress and finished goods in our inventory. A substantial portion of shipping costs and related logistics and support personnel expenses also will be eliminated.  This agreement is being phased in as we work through our remaining inventory and certain modifications are anticipated.  However, we expect that upon full implementation as the year progresses we will significantly reduce our annual expenses.

“Consistent with our strategy for the past few quarters and in light of the new agreement with DuPont, we have systematically been reducing our inventory levels.  Against a backdrop of increasing sales -- with the first quarter of fiscal 2011 at the highest level in a year and a half – we have seen an improvement in our working capital, inventory turns, cash generation, cash position and debt level.  At April 30, 2010, we had  reduced our inventory by nearly $5 million from the beginning of the fiscal year three months earlier, reduced the borrowings under our credit facility by nearly half to $5 million, and increased our cash balance nearly 12% since January 31, 2010 to $5.7 million.  We have sufficient cash flow and balance sheet strength to accommodate the unanticipated Brazilian tax issue, and are well positioned for continued performance improvements with a markedly enhanced financial condition as well as to capitalize on the many growth opportunities we have identified within our global operating footprint.”

Financial Results Conference Call

Lakeland will host a conference call at 4:30 PM (EDT) on June 14, 2010, to discuss the Company’s first quarter fiscal year 2011 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO.  Investors can listen to the call by dialing 888-510-1768(domestic) or 719-457-2683(international), code 9229477.

A conference call replay will be available by dialing 888-203-1112 (domestic) or 719-457-0820 (international), code 9229477.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.  For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)
	April 30,	January 31,
ASSETS	2010	2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$5,690	$5,093
Accounts receivable, net	17,278	15,809
Inventories, net	33,697	38,576
Deferred income taxes	1,261	1,261
Prepaid income and VAT tax	2,772	1,732
Escrow receivable	550	-----
Other current assets	2,966	2,356
Total current assets	64,214	64,827

Property and equipment, net	13,665	13,742
Deferred tax asset, noncurrent	1,917	-----
Intangibles and other assets, net	6,121	5,622
Goodwill	6,154	5,829
Total assets	$92,071	$90,020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,218	$3,882
Accrued compensation and benefits	1,575	1,289
Other accrued expenses	972	1,139
Current VAT taxes payable	1,909	-----
Borrowing under revolving credit facility	4,953	9,517
Current maturity of long term debt	99	94
Total current liabilities	14,726	15,921
Construction loan payable, net of current maturity	1,644	1,583
VAT taxes payable long-term	3,270	-----
Other liabilities	100	92
Total liabilities	19,740	17,596

Commitments and contingencies
Stockholders’ equity: Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common Stock, $0.01 par; authorized 10,000,000 shares issued and outstanding 5,564,732 shares at April 30, 2010 and at January 31, 2010	56	56
Less treasury stock at cost 125,322 shares at April 30, 2010 and January 31, 2010	(1,353)	(1,353)
Additional paid-in capital	49,640	49,622
Retained earnings	23,875	25,221
Other comprehensive income (loss)	113	(1,122)
Total stockholders’ equity	72,331	72,424
Total liabilities and stockholders’ equity	$92,071	$90,020

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	April 30,
	2010	2009

Net sales	$25,363	$23,976
Cost of goods sold	18,959	17,965
Gross profit	6,404	6,011
Operating expenses	6,114	5,332
Operating profit	290	679
VAT tax charge-Brazil from prior periods	(1,583)	-----
Interest and other income, net	13	40
Interest expense	(86)	(194)
Income before income taxes	(1,366)	525
Provision (benefit) for income taxes	(20)	428
Net (loss) income	$(1,346)	$97
Net income per common share:
Basic	$(0.25)	$0.02
Diluted	$(0.25)	$0.02

Weighted average common
shares outstanding:
Basic	5,439,410	5,406,291
Diluted	5,465,594	5,468,616